Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and for the registration of $800 million of senior notes and to the incorporation by reference therein of our reports dated February 28, 2012, with respect to the consolidated financial statements of Kodiak Oil & Gas Corp., and the effectiveness of internal control over financial reporting of Kodiak Oil & Gas Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and for the registration of $800 million of senior notes and to the incorporation by reference therein of our report dated October 31, 2011 relating to the statements of operating revenues and direct operating expenses of the Oil and Gas Properties Acquired by Kodiak Oil & Gas Corp. on October 28, 2011.

/s/ Ernst & Young LLP

Denver, Colorado

July 17, 2012